EXHIBIT 10.49

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Avangrid Service Company, a Delaware corporation (the “Company”), a wholly-owned subsidiary of Avangrid, Inc., and Anthony Marone, III (the “Executive”) on May 4, 2020, and effective as of June 15, 2019 (the “Effective Date”).
WHEREAS, The United Illuminating Company, a Connecticut company (“UI”), a wholly-owned subsidiary of Avangrid, Inc., previously entered into an Employment Agreement with the Executive, dated and effective as of March 30, 2004 (“Employment Agreement”), a First Amendment to the Employment Agreement, dated and effective as of November 18, 2004 (“First Amendment”), and a Second Amendment to the Employment Agreement, dated and effective as of August 4, 2008 (“Second Amendment”) (the Employment Agreement, First Amendment and Second Amendment are collectively referred to as the “UI Agreements”);
WHEREAS, the Executive was appointed to CEO and President of UIL Holdings Corporation, a Connecticut corporation (“UIL”), a wholly-owned subsidiary of Avangrid, Inc., as of on or about September 12, 2016 and executed a letter on September 26, 2016 indicating his understanding and acceptance of the terms of his employment as the CEO and President of UIL (“Letter Agreement”) (the UI Agreements and the Letter Agreement are collectively referred to as the “Previous Agreements”);
WHEREAS, the Executive was appointed CEO and President of Avangrid Networks, Inc., a Maine corporation and wholly-owned subsidiary of Avangrid, Inc., as of on or about June 6, 2019;
WHEREAS, the Company desires to continue to employ the Executive as CEO and President of Avangrid Networks, Inc., and the Executive desires to be so employed by the Company, and the parties hereto wish to amend and restate the terms of the Previous Agreements and desire to be bound by the terms of this Agreement, which shall supersede and replace all prior oral or written employment agreements, including, but not limited to the Previous Agreements;
NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties contained herein, and the services to be rendered to the Company pursuant hereto, the parties hereby agree as follows:
(1)EMPLOYMENT; TERM
(a)    The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, at the pleasure of the Board of Directors of Avangrid Networks, Inc. (the “Board”) and the CEO and President of Avangrid, Inc., all upon the terms and conditions set forth herein, until Executive’s employment is terminated in accordance with the terms of this Agreement (the “Term”).
(b)    The Term will commence on the Effective Date and continue until the Date of Termination (as defined in Section 5(e) of this Agreement).
(2)    POSITION AND DUTIES
(a)    The Executive shall be employed by the Company as the CEO and President of Avangrid Networks, Inc., or in such other equivalent or higher position as the Board may determine. The Executive shall:
(i)    accept such employment and perform and discharge, faithfully, diligently and to the best of the Executive’s abilities, the duties and obligations of the Executive’s office and such other duties as may from time to time be assigned to the Executive by, or at the direction of, the Board or the CEO and President of Avangrid, Inc.; and

(ii)    devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company, Avangrid Networks, Inc. and their respective subsidiaries and affiliates.
(b)    Prior to a Change in Control (as defined in Section 4(c) of this Agreement), in the event that the Executive is named by the Board to a position higher in rank or compensation than that applicable at the commencement of the Term, nothing in this Agreement shall obligate the Company to continue such Executive in such higher position; and the Company shall not be deemed in “Breach” of the Agreement (as defined in Section 5(d) of this Agreement) for failure to continue the Executive in such higher position.
(c)    As of a Change in Control as herein defined, for the twenty-four month period after such Change in Control, the Company’s employment of the Executive shall be without diminishment in the Executive’s management responsibilities, duties or powers. In the event that the Executive's employment is not so continued, the Executive may be eligible for benefits on account of a Constructive Termination in accordance with this Agreement.
(3)    PLACE OF PERFORMANCE
In his employment by the Company, the Executive shall be based within a fifty (50)-mile radius of the current executive offices of Avangrid, Inc. in Orange, Connecticut.
(4)    COMPENSATION
(a)    Base Salary. Commencing on January 5, 2020, the Executive shall receive a base salary (“Base Salary”) at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000.00), payable in accordance with the then customary payroll practices of the Company. The Executive’s performance and Base Salary shall be reviewed by the Board at least annually and may be revised upward as a result of any such review. The Executive’s Base Salary may be revised downward by the Board contemporaneously with any general reduction of the salary rates of the Company’s other executives.
(b)    Incentive Compensation. During the Term of the Executive’s employment hereunder, the Executive shall be eligible to participate in the Company’s Executive Variable Pay Plan or any successor plan thereto (the “EVP”). Commencing with the fiscal year 2020 performance period under the EVP, the Executive’s EVP opportunity at Target for each EVP performance period during the Term shall be equal to 65% of his Base Salary then in effect for such EVP performance period, and the maximum opportunity shall be equal to 130% of his Base Salary then in effect for such EVP performance period. Executive shall also be eligible to participate in the Avangrid Long-Term Incentive Plan and any successor plan thereto (the “LTIP”), in accordance with and subject to its terms. Entitlement to participation, and continued participation, in any LTIP shall be conditioned upon the Executive fully complying with any stock ownership and retention guidelines from time to time established and promulgated by the Board.
For purposes of this Agreement, the Executive’s “Accrued Incentive Compensation” shall mean the amount of any annual short-term incentive compensation earned with respect to the calendar year ended prior to the Date of Termination (as defined in Section 5(e) of this Agreement) but not yet paid as of the Executive’s Date of Termination.
The Executive's "Stub-Period Incentive Compensation" shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company's executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, based on actual performance with respect to the achievement of Company goals multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365. The Company shall determine in its discretion the composition of the Executive's scorecard. In the event that the 'gate', if any, is not achieved with respect to Company goals, then no Stub-Period

Incentive Compensation will be paid. Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section (6)(e) of this Agreement.
(c)    Change in Control Severance Plan. A “Change in Control” occurs on the date on which any of the following events occur: a change in the ownership of the Company, Avangrid, Inc. or Iberdrola S.A. (collectively an “Employing Company”); a change in the effective control of the Employing Company; and a change in the ownership of a substantial portion of the assets of the Employing Company.
(i) A change in the ownership of the Employing Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Employing Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Employing Company.
(ii) A change in the effective control of the Employing Company occurs on the date on which either (1) a person, or more than one person acting as a group, acquires ownership of stock of the Employing Company possessing 30% or more of the total voting power of the stock of the Employing Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (2) a majority of the members of the Employing Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Employing Company.
(iii) A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Employing Company, acquires assets from the Employing Company, that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Employing Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.
(iv) An event constitutes a Change in Control with respect to the Executive only if he performs services for the Employing Company that has experienced the Change in Control, or the Executive’s relationship to the affected Employing Company otherwise satisfies the requirements of Treasury Regulation § 1.409A-3(i)(5)(ii).
(v) In determining whether a person or group has acquired a percentage of stock, stock of the Employing Company held pursuant to the terms of an employee benefit plan of the Employing Company (or any subsidiary thereof) in a suspense account or otherwise unallocated to a participant's account shall be disregarded to the extent that expressing the applicable percentage as a fraction, such shares shall not be included in the numerator, but such shares will be included in the denominator.
(vi) the determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Internal Revenue Service Code ("Code") §409A.
(d)    Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related business expenses incurred by the Executive, in accordance with the policies and procedures established by the Board from time to time for all of the Company’s executives, provided that the Executive properly accounts therefor.
(e)    Benefit Programs. During the Term of the Executive’s employment hereunder and to the extent he meets the applicable eligibility requirements, the Executive shall be entitled to participate in and receive benefits under all of the Company’s employee benefit plans, programs and arrangements for its similarly situated executives on the same terms and conditions that apply to such executives, including, without limitation, any plan or program of an affiliated company in which the Company is a participating employer, but only for so long as the Company remains a participating employer, this includes, but is not limited to, The United Illuminating Company Pension Plan, as amended, and according to its terms, and the Supplemental Executive Retirement Plan of The United Illuminating Company (“UI SERP”), according to its terms. Except as otherwise expressly provided, nothing paid to the Executive under any such plan, program or arrangement presently in effect or made available by the Company in the future shall be deemed to be in lieu of compensation to the Executive under any other Section of this Agreement. Nothing in this Agreement shall require the Company to maintain a particular, benefit, benefit plan or program, or preclude the Company from modifying, amending or terminating any such benefit, plans, programs, Company policy or arrangements, including its participation therein, or eliminating, reducing or otherwise changing any benefit provided thereunder, so long as such change similarly affects all similarly situated employees of the Company and is in compliance with applicable law.
(f)    Vacations and Holidays. The Executive shall be entitled to that number of weeks of paid vacation in each calendar year determined by the Board from time to time to be available to similarly situated Company executives, and shall also be entitled to all paid holidays afforded by the Company to its management employees.
(5)    TERMINATION
(a)    Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or termination due to disability (as described in Section 6(a) of this Agreement).
(b)    Termination by Company for Cause. The Company may at any time by written notice to the Executive terminate the Executive’s employment for Cause in accordance with the following provisions:
(i)    Termination for Cause Prior to a Change in Control. Prior to the date of a Change in Control, the Company shall be deemed to have “Cause” to terminate the Executive’s employment hereunder only upon the Executive’s:
(1)    failure to comply with any material term of this Agreement, or to perform and discharge the duties or obligations of the Executive’s office, or such other duties as may from time to time be assigned to the Executive by, or at the direction of, the Board, faithfully, diligently, and competently, unless any such failure is cured in all material respects to the reasonable satisfaction of the Board within sixty (60) days after the Executive receives written notice of such failure; or
(2)    failure to devote substantially all of his working time and efforts to the business and affairs of the Company unless any such failure is cured in all material respects to the reasonable satisfaction of the Board within sixty (60) days after the Executive receives written notice of such failure; or
(3)    misconduct that is demonstrably injurious to the interests of the Company, Avangrid Networks, Inc. or any of their respective Affiliates (as that term is defined in Section 9) unless such misconduct is rectified in all material respects to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives written notice of such misconduct; or
(4)    commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude.
(ii)    Termination for Cause After a Change in Control. During the period that commences on a Change in Control and for twenty-four (24) months thereafter (the “Change in Control Protective Period”), and subject to the same notice and cure provisions specified above, the Company (or its successor or other entity employing the Executive following such Change in

Control) shall be deemed to have Cause to terminate the Executive’s employment hereunder only upon the Executive’s:
(1)    commission of a serious crime, such as an act of fraud, misappropriation of funds, embezzlement, or a crime involving personal dishonesty or moral turpitude; or
(2)    misconduct that is demonstrably injurious to the interests of the Company, Avangrid Networks, Inc. or any of their respective Affiliates; or
(3)    willful failure of the Executive to substantially perform his duties (other than by reason of incapacity due to physical or mental illness or injury).
(c)    Termination by Company without Cause. The Company may terminate the Executive’s employment at any time, without cause, upon ninety (90) days prior written notice to the Executive.
(d)    Termination by Executive.
(i)    Breach by the Company, not during Change of Control Protective Period. If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with this Section (5)(d)(i). For purposes of this Agreement, a Constructive Termination means:
(1)    a Separation from Service (defined as a Separation from Service within the meaning of Code §409A and related regulations) within ninety (90) days of the initial occurrence of one of the following events arising without the consent of the Executive (a “Constructive Termination Event”):
(A)    A material diminution in the Executive’s annual base salary rate, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company or of the Executive’s business unit;
(B)    Except as provided in Section (2)(b), a material diminution in the Executive’s authority, duties, or responsibilities, including the assignment of duties materially inconsistent in any adverse respect with such Executive’s position, duties, responsibilities and status with the Company immediately prior thereto, or diminishment in such Executive’s management responsibilities, duties or powers as in effect immediately prior thereto, or the removal from or failure to re-elect such Executive to any such position or office;
(C)    A requirement that the Executive relocate his principal place of employment by more than fifty (50) miles from the Company’s current executive offices in Orange, Connecticut; or
(D)    Any other action or inaction that constitutes a material breach by the Company of the Agreement, including (1) a failure to include the Executive in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the Company; (2) a failure to continue the Executive’s participation in the material benefit plans of the Company on substantially the same basis, both in terms of the amount of benefits provided (other than due to the Company’s stock price performance, provided such performance is a relevant criterion in determining the amount of benefits) and the level of the

Executive’s participation relative to other officers or similarly situated executives of such Company, as that in effect immediately prior thereto; or (3) a failure to renew this Agreement at the time such Agreement expires, provided that the Executive was willing and able to execute a new Agreement providing terms and conditions substantially similar to those in the expiring Agreement and to continue working for the Company; and
(2)    The Executive has given notice to the Board stating that in the Executive’s opinion at least one of the Constructive Termination Events has occurred and setting forth in reasonable detail the relevant facts, and such notice was given within thirty-one (31) days of the occurrence of the Constructive Termination Event; and
(3)    The Company shall have failed to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice.
(ii)    Breach by the Company, during Change of Control Protective Period. If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination as defined herein so long as the Executive’s Separation from Service occurs within 90 days of the initial occurrence of the Constructive Termination Event and until the Separation from Service, the Executive was willing and able to continue working for the Company and the Company did not have grounds to terminate the Executive’s employment for Cause.
(iii)    In the absence of Breach by the Company. If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.
(e)    Date of Termination. For purposes of this Agreement, the “Date of Termination” is defined as (i) the Executive’s date of death, in the event of his death; or the date of his termination due to disability, in the case of disability, or (ii) the date specified in the notice of termination, in the case of the Executive’s termination pursuant to Sections (5)(b), (5)(c), 5(d) hereof.
(6)    CONSEQUENCES OF TERMINATION OR NON-RENEWAL.
(a)    Termination on Death or Disability; or by the Executive in the Absence of a Breach by the Company. If the Executive’s employment terminates by reason of the Executive’s death, or in the event that the Executive’s employment is terminated due to total or partial physical or mental disability such that the Executive becomes entitled to long-term disability benefits under the Company’s long-term disability plan, or if the Executive terminates employment hereunder in the absence of a Breach by the Company upon ninety (90) days prior written notice, the Company shall pay to the Executive or, in the event of death or disability, the Executive’s personal representative and/or spouse:
(i)    the Executive’s Base Salary, earned but unpaid as of the Date of Termination, and Accrued Incentive Compensation (as defined in Section 4(b));
(ii)    Stub-Period Incentive Compensation (as defined in Section 4(b)) earned, but unpaid, as of the Date of Termination, but only in the case of the Executive’s death or termination due to disability, and not in the case of his voluntary termination; plus
(iii)    any amounts payable pursuant to (4)(d) (unreimbursed business expenses), (4)(e) (employee benefits due and owing), and 4(f) (accrued, but unpaid vacation or holidays); plus

(iv)    any benefits or amounts payable, on account of the Executive’s (A) exercise of his then exercisable rights under any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service.
Pending a determination that the Executive is entitled to long-term disability benefits, the Executive’s short-term disability benefits shall be extended, as necessary at 50% of Base Salary, if his length of employment with the Company is of such short duration that his short term disability benefits would otherwise expire before his entitlement to long-term disability benefits is determined.
Upon payment of these amounts, the Company shall have no further obligation to the Executive, the Executive’s personal representative and/or spouse under this Agreement or on account of, or arising out of, the termination of the Executive’s employment.
(b)    Upon Termination for Cause; or by the Executive on fewer than 90 day’s notice. If the Company terminates the Executive’s employment for Cause, or the Executive terminates employment hereunder in the absence of a Breach by the Company and upon fewer than ninety (90) days prior written notice, the Company shall pay to the Executive:
(i)    the Executive’s Base Salary earned, but unpaid, as of the Date of Termination; plus
(ii)    any amounts payable pursuant to Sections (4)(d), (4)(e), and 4(f) hereof, and
(iii)    any benefits payable under any elective non-qualified deferred compensation plan in which the Executive had been a participant, other than any benefit under the UI SERP or any other supplemental executive retirement plan of the Company or an Affiliate, whereupon the Company shall have no further obligation to the Executive under this Agreement or on account of, or arising out of, the termination of the Executive's employment.
(c)    Upon Termination Without Cause or a Constructive Termination prior to a Change in Control. If the Company terminates the Executive's employment hereunder without Cause or if the Executive terminates the Executive's employment hereunder on account of a Constructive Termination, and in either case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, all of the following:
(i)    the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned, but unpaid, as of the Date of Termination; plus
(ii)    any amounts payable pursuant to Sections 4(d), 4(e), and 4(f); plus
(iii)    any benefits or amounts payable, on account of the Executive's (A) exercise of his then exercisable rights under any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service; plus
(iv)    a lump sum severance payment in an amount equal to the product of 1/12 of the Executive's Base Salary rate approved by the Board at the time of its most recent review of the salary rates of all of the Company's executives, plus 1/12 of the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his termination, as if both personal goals and Company goals had been achieved ‘at Target’, multiplied by the number of whole and partial years of the Executive's service as an Employee of the Company at termination (not to be less than

12 nor more than 24 years), which the parties agree would be 24 years given the Executive’s length of service.
(v)    benefits under the Company's health care plans during the COBRA continuation period on the same terms as are then available to active employees of the Company.
(d)    Separation from Service. Notwithstanding anything herein to the contrary, no compensation constituting severance or deferred compensation shall be paid under the Agreement upon a termination of employment or termination of service unless such termination of employment or termination of service constitutes a Separation from Service as defined herein.
(e)    Timing of Payment. Any cash amount that is due and owing to the Executive upon a termination of service pursuant to Section (6) or Section (7) will be paid on the thirtieth (30th) day following the Executive's Separation from Service and in no event may the Executive designate the timing or year of payment. Notwithstanding the foregoing, however, (i) any Stub-Period Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation and that portion of any severance payment that is based on such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such incentive compensation relates; (ii) any long-term incentive compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such compensation relates; and (iii) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan.
(f)    Release. All payments and obligations of the Company under Section (6) and (7) shall be conditioned upon the execution and delivery by Executive to the Company of a full and effective release by Executive of any liability by the Company to Executive in form and substance reasonably satisfactory to the Company.
(7)    CHANGE IN CONTROL
(a)    If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive's employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive's employment on account of a Constructive Termination (as defined herein), and in any such case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n), then the Executive shall be entitled to the following:
(i)    the Executive's Base Salary, Accrued Incentive Compensation and Stub-Period Incentive Compensation earned, but unpaid, prior to the Date of Termination; plus
(ii)    any amounts payable pursuant to Sections 4(d), 4(e), and 4(f) hereof; plus
(iii)    any benefits or amounts payable, on account of the Executive's (A) exercise of his then exercisable rights under any long-term incentive compensation plan or arrangement, and (B) participation in any deferred compensation plan in which he was a participant as of his termination of service.
(b)    For purposes of this Agreement, Change in Control shall mean "Change in Control" as defined in Section 4(c) of this Agreement.

(c)    During the Change in Control Protective Period, the Executive's Base Salary may not be reduced to an annual rate less than the Base Salary rate fixed by the Board as a result of its most recent review of salary rates, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company, its successor, or purchaser of assets, as the case may be.
(d)    Payment of benefits under this Section 7 shall be subject to, and conditioned upon, the provisions of Section 6(e) and (f) hereof.
(8)    RESERVED FOR FUTURE USE
(9)    CONFIDENTIAL INFORMATION
The Executive recognizes that the Executive's employment by the Company is one of highest trust and confidence by reason of his access to certain trade secrets, confidential business practices, and proprietary information concerning the Company or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an "Affiliate"), including, without limitation, the Company's methods of doing business, marketing and strategic business plans, employees' compensation and contract terms, customer lists and customer characteristics (collectively referred to as "Proprietary Information"). The Executive agrees and covenants to exercise utmost diligence to protect and safeguard the trade secrets, confidential business practices and Proprietary Information concerning the Company and any Affiliate. The Executive further agrees and covenants that, except with the prior written consent of the Company, he will not, either during the Term hereof or thereafter, directly or indirectly, use for his own benefit or for the benefit of any other person or organization, or disclose, disseminate or distribute to any other person or organization, any of the Proprietary Information (whether or not acquired, learned, obtained or developed by the Executive alone or in conjunction with another), unless and until such Proprietary Information has become a matter of public knowledge through no action or fault of the Executive or unless otherwise required by court order to comply with legal process. All memoranda, notes, records, drawings, documents or other writings whatsoever made, compiled, acquired or received by the Executive during the Term hereof arising out of, in connection with, or related to any activity or business of the Company are and shall continue to be the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned and delivered to the Company by the Executive immediately, when he ceases to be employed by the Company, or at any other time upon the Company's demand.
(10)    NON-COMPETITION
The Executive agrees and covenants that, during the Term of this Agreement and for a period of twelve (12) months following the month during which the Executive ceases to be employed by the Company, the Executive will not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise:
(a)    compete with the Company in the marketing of energy services related to the delivery or use, at retail, of electricity in the Company's franchise territory; or
(b)    engage in any business activity that would, directly or indirectly, diminish the retail sales of electricity in the Company's franchise territory; expressly provided, however that nothing herein shall be construed to prevent the Executive from being employed by, or becoming a consultant to, an entity that engages in energy conservation and load management programs and services as a contractor or subcontractor of the Company; or
(c)    directly or indirectly divert or attempt to divert from the Company or any Affiliate any business in which such entity has been actively engaged during the Term hereof, or in any way interfere with the relationships that the Company or any Affiliate has with its customers or sources of supply; or
(d)    directly or indirectly interfere or attempt to interfere with the relationship between the Company or any Affiliate and any of such entity's employees, unless the Company has granted prior written approval which may be withheld for any reason. Nothing in this Section shall be construed to prohibit the ownership by the Executive of less than five percent (5%) of any class of securities of any entity that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither the Executive, nor any group of persons including the Executive, in any way, directly or indirectly, manages or exercises control of such entity, guarantees any of its financial obligations, or otherwise takes any part in its business, other than through exercising the Executive's rights as a shareholder.
For purposes of this Section "Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
As used in Sections 9-11, the term the "Company" shall include Avangrid Service Company, its affiliates, its parent and any of their respective affiliates, subsidiaries, assigns, or successors to, or acquirers of, the business or assets of the Company.
(11)    DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND DISCOVERIES
(a)    Disclosure of Inventions. The Executive agrees to make prompt and complete disclosure to the Company of all inventions and discoveries made or conceived by him, alone or with others, while this Agreement is in effect, or within a reasonable time thereafter, which arise out of or relate to the services rendered pursuant to this Agreement. The Executive also agrees to keep necessary records, including notes, sketches, drawings, models and data supporting all such inventions and discoveries made by him, alone or with others, during the course of performing the services pursuant to this Agreement, and the Executive agrees to furnish the Company, upon request, all such records.
(b)    Assignment of Inventions and Discoveries. The Executive also agrees that he will assign to the Company all inventions and discoveries made by him which arise out of and pertain to the services rendered pursuant to this Agreement, together with all domestic and foreign patents as may be obtained on these inventions and discoveries. The Executive further agrees that, upon request of the Company, he will execute all necessary papers and cooperate in the fullest degree with the Company in securing, maintaining and enforcing any such patents which arise out of his services under this Agreement. It is understood, however, that these obligations undertaken by Executive will be at no expense to him.
(12) MISCELLANEOUS.
(a)    Equitable Remedies. The Executive acknowledges that the restrictions provided for in Sections (9) through (11) are reasonable and necessary in order to protect the legitimate interests of the Company and its Affiliates; and that any violation thereof would result in serious damage and irreparable injury to the Company and its Affiliates. Further, the Executive acknowledges that the services to be rendered by him are of such unique and extraordinary nature, and the resulting injury to the Company from a breach of Sections (9) through (11), inclusive, by the Executive would be of such a nature, that an action at law for the collection of damages would not provide adequate relief to the Company for the enforcement of its rights in the event of an actual or threatened violation by the Executive of his commitments and obligations under Sections (9) through (11). The Executive agrees that upon the actual or threatened breach or violation of any of the commitments under Section (9) through (11), the Company shall be entitled to both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of any such commitments and obligations.
(b)    Effect Of Breach. All payments and other benefits payable but not yet distributed to Executive under Sections (6) or (7) shall be forfeited and discontinued in the event that the Executive violates Sections (9) through (11) of this Agreement, or willfully engages in conduct which is materially injurious to the Company, monetarily or otherwise, all as determined in the sole discretion of the Company.

(c)    Successors; Binding Agreement; Assignment.
(i)    The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Section, the term the “Company” shall include Avangrid Service Company, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (12)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(ii)    This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Any attempted assignment of this Agreement by the Executive shall be void and of no force and effect. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
As used in this Section, the term the "Company" shall include Avangrid Service Company, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (12)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(d)    Notices. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of the Company, to the Secretary of the Company at 180 Marsh Hill Road, Orange, CT 06477, or, in the case of the Executive, to the Executive at his residence, or to such other address as either party shall designate by giving written notice of such change to the other party.
(e)    Waiver; Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.
(f)    Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties agree that such provisions shall be legally enforceable to the extent permitted by applicable law, and that any court of competent jurisdiction shall so enforce such provision, or shall have the authority hereunder to modify it to make it enforceable to the greatest extent permitted by law.
(g)     Code Section 409A Compliance. The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A. It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as to not subject the Executive to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section (12)G)) would result in the Executive's being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.
Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service (as defined herein) at a time when the Executive is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service. In the event this restriction applies, the deferred compensation that the Executive would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive's Separation from Service.
The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.
(h)    No Conflict. The Executive hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement, nor the employment of the Executive by the Company will result in the breach of any agreement to which the Executive is a party.
(i)    Survival. The provisions of this Agreement shall not survive the termination of this Agreement or of the Executive's employment hereunder, except that the provisions of Sections (6) through (12) hereof shall survive such termination and shall be binding upon the Executive, the Executive's personal representative and/or spouse, the Company, and the Company's successors and assigns.
(j)    Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.
(k)    Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment except as specifically referenced herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                AVANGRID SERVICE COMPANY

Date: May 4, 2020	/s/ Peter Church
Peter Church
Chief Human Resources Officer

                                EXECUTIVE

Date: May 4, 2020	/s/ Anthony Marone, III
Anthony Marone, III